CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated June 26, 2025, relating to the financial statements and financial highlights of Steward Covered Call Income Fund, Steward Equity Market Neutral Fund, Steward Global Equity Income Fund, Steward Values Enhanced International Fund (formerly, Steward International Enhanced Index Fund), Steward Large Cap Core Fund, Steward Large Cap Growth Fund, Steward Large Cap Value Fund, Steward Select Bond Fund, Steward Values Enhanced Large Cap Fund, and Steward Values Enhanced Small-Mid Cap Fund, each a series of Steward Funds, Inc., which are included in Form N-CSR for the year ended April 30, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Other Information” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

August 26, 2025